Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Inducement Non-Qualified Stock Option Agreements and the Inducement Restricted Stock Unit Agreements of Forma Therapeutics Holdings, Inc. of our reports dated March 1, 2022, with respect to the consolidated financial statements of Forma Therapeutics Holdings, Inc. and the effectiveness of internal control over financial reporting of Forma Therapeutics Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
August 5, 2022